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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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WPT ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WPT Enterprises, Inc.
5700 Wilshire Boulevard
Suite 350
Los Angeles, California 90036
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 31, 2006
To the Stockholders of WPT Enterprises, Inc.:
      Please take notice that the Annual Meeting of Stockholders of WPT Enterprises, Inc. will be held, pursuant to due call by our Board of Directors, at the Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028 at 10:00 a.m. P.D.T. on Wednesday, May 31, 2006, or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

1.	The election of nine directors to our Board of Directors;

2.	The approval of an amendment to our 2004 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder from 3,120,000 shares to 4,200,000 shares.

3.	The approval of the appointment of Piercy, Bowler, Taylor & Kern, Certified Public Accountants and Business Advisors a Professional Corporation as our independent registered public accounting firm for the 2006 fiscal year; and

4.	The transaction of any other business as may properly come before the meeting or any adjournments thereof.
      Pursuant to due action of our Board of Directors, stockholders of record on April 3, 2006 will be entitled to vote at the meeting or any adjournments thereof. Adoption of each proposal requires the affirmative vote of the holders of a majority of the shares of WPT Enterprises, Inc.’s common stock present in person or represented by proxy at the Annual Meeting.
      A PROXY FOR THIS MEETING IS ENCLOSED HEREWITH. WE REQUEST THAT YOU FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THIS MEETING, YOU MAY WITHDRAW THE PROXY AND VOTE IN PERSON.

By Order of the Board of Directors

W. Todd Steele,
Chief Financial Officer and Secretary
April 19, 2006

PROXY STATEMENT
PROXIES AND VOTING
PROPOSAL FOR ELECTION OF DIRECTORS (Proposal One)
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
OTHER MATTERS REGARDING THE BOARD AND COMMITTEES
AMENDMENT TO 2004 STOCK INCENTIVE PLAN (Proposal Two)
PROPOSAL TO APPROVE THE APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM (Proposal Three)
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(A) BENEFICIAL REPORTING COMPLIANCE
OTHER MATTERS
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS - CHARTER

WPT ENTERPRISES, INC.
5700 Wilshire Boulevard
Suite 350
Los Angeles, California 90036
PROXY STATEMENT
Annual Meeting of Stockholders to be Held
May 31, 2006
      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of WPT Enterprises, Inc. (“WPTE,” or the “Company”) to be used at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028 at 10:00 a.m. P.D.T. on Wednesday, May 31, 2006, for the purpose of considering and taking appropriate action with respect to the following:

1.	The election of nine directors to our Board of Directors; and

2.	The approval of an amendment to our 2004 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder from 3,120,000 shares to 4,200,000 shares.

3.	The approval of the appointment of Piercy, Bowler, Taylor & Kern, Certified Public Accountants and Business Advisors, a Professional Corporation, as our independent registered public accounting firm for the 2006 fiscal year; and

4.	The transaction of any other business as may properly come before the meeting or any adjournments thereof.
      The approximate date on which we first sent this Proxy Statement and the accompanying proxy to our stockholders was May 1, 2006.
PROXIES AND VOTING
      Only holders of record of the Company’s common stock (the “Common Stock”) at the close of business on April 3, 2006 (the “Record Date” for the Annual Meeting) will be entitled to vote at the Annual Meeting or any adjournments thereof. There were 20,273,333 shares of our Common Stock outstanding on the Record Date. Each share of Common Stock entitles the holder thereof to one vote upon each matter to be presented at the Annual Meeting. A quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, must be present in person or represented by proxy before action may be taken at the Annual Meeting.
      Each proxy returned to the Company will be voted in accordance with the instructions indicated thereon. Each nominee to be elected as a director named in Proposal One must receive the affirmative vote of a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote. If any director nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors. The approval of any other matters to be considered at the Annual Meeting shall require the affirmative vote of the holders of a majority of the Company’s stockholders that are present and entitled to vote at the Annual Meeting on such matters. A stockholder who abstains with respect to any proposal is considered to be present and entitled to vote on such proposal and is in effect casting a negative vote. “Broker non-votes,” which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, will not be counted for the purpose of determining the number of shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.
      Each stockholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the proxy at any time prior to its use by giving notice of such revocation to our Secretary in writing, in open meeting or by executing and delivering a new proxy to our Secretary. Unless so revoked, the shares represented by each proxy will be voted at the Annual Meeting and at any adjournments thereof. Presence at the Annual Meeting of a stockholder who has signed a proxy does not alone revoke that proxy.
      All shares represented by proxies will be voted for the election of the nominees for the Board of Directors named in this Proxy Statement. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors.
      The Board of Directors unanimously recommends that you vote “FOR” the election of all nominees for the Board of Directors named in this Proxy Statement, “FOR” the approval of the amendment to our 2004 Stock Incentive Plan and “FOR” the approval of the independent registered public accounting firm.
      While the Board of Directors knows of no other matters to be presented at the Annual Meeting or any adjournment thereof, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxy holders.

PROPOSAL FOR ELECTION OF DIRECTORS
(Proposal One)
      The Board of Directors currently consists of nine (9) directors, each of whom has been nominated by the Board of Directors for re-election by the stockholders. If re-elected, each nominee has consented to serve as a director of the Company, to hold office until the next Annual Meeting of the Stockholders, or until his or her successor is elected and shall have qualified. The names and ages of the nominees, their positions with the Company, and their principal occupations and tenure as directors, which are set forth below, are based upon information furnished to us by each nominee.

Name and Age	Principal Occupation, Business Experience	Director
of Director	For Past Five Years and Directorships of Public Companies	Since

Lyle Berman Age 64	Chairman of the Board since our inception in March 2002 and Executive Chairman since April 1, 2005. Mr. Berman served as our Chief Executive Officer from February 25, 2004 until April 1, 2005. Since January 1999, Mr. Berman has served as the Chairman of the Board and Chief Executive Officer of Lakes Entertainment, Inc. (“Lakes”), a publicly-held company that develops and manages Indian-owned casinos. Lakes owns a majority of our common stock through its wholly owned subsidiary, Lakes Poker Tour, LLC. From November 1999 until May 2000, Mr. Berman served as President of Lakes. Mr. Berman served as the Chairman of the Board of Directors of Grand Casinos, Inc. from October 1991 through December of 1998. Mr. Berman served as Chief Executive Officer of Rainforest Cafe, Inc. from February 1993 until December 2000. Mr. Berman is also a director of Wilsons The Leather Experts Inc. Lyle Berman is the father of Bradley Berman, who serves as a director of the Company and is President of King Show Games, LLC.	2002
Steven Lipscomb Age 44	Chief Executive Officer since April 1, 2005 and our President and Founder since our inception in March 2002. Mr. Lipscomb previously served as Chief Executive Officer of our predecessor company, World Poker Tour, LLC, from March 2002 until February 24, 2004. Mr. Lipscomb is the creator and Executive Producer of the World Poker Tour television series. Prior to forming World Poker Tour, LLC in March 2002, Mr. Lipscomb was an independent producer through his company, Lipscomb Entertainment, producing and directing award-winning television shows and films.	2002
Michael Beindorff Age 54	Mr. Beindorff serves as the Chief Operating Officer of Exclusive Resorts, a company that sells interests in a luxury residence club. Most recently, he served as President of GreenTree Group, a marketing, branding and management consulting firm based in Denver, Colorado. Prior to founding GreenTree in 2002, he spent three years at PlanetRx.com as President and later as CEO and Chairman.	2004
Bradley Berman Age 35	Mr. Berman served as Vice President of Gaming with Lakes Entertainment from 1998 until 2004 when he decided to reduce his role in order to devote more time to King Show Games, LLC, a company he founded in 1998. King Show Games leverages the trends in the video slot machine arena. In addition to being President of King Show Games, he continues to be actively involved with Lakes Entertainment in his current position of Gaming Product Specialist. Bradley Berman is the son of Lyle Berman, our Executive Chairman and the Chairman and Chief Executive Officer of Lakes.	2004
Joseph S. Carson, Jr. Age 43	Since November 2004, Mr. Carson has served as Chief Executive Officer of Bunim-Murray Productions, a television production company. From 1995 until he joined Bunim-Murray in November 2001, Mr. Carson oversaw the production and finance functions at Twentieth Television, a division of Fox Studios. Previously, Mr. Carson held a number of financial positions with Sony Pictures Entertainment.	2004

Name and Age	Principal Occupation, Business Experience	Director
of Director	For Past Five Years and Directorships of Public Companies	Since

Timothy J. Cope Age 54	Mr. Cope served as our Interim Chief Financial Officer from March 2004 until June 2004. Mr. Cope has served as President of Lakes since May 2003 and as Chief Financial Officer, Secretary and a director of Lakes since December 1998. Mr. Cope served as Chief Financial Officer of Grand Casinos, Inc. from January 1994 through December 1998, and served as Executive Vice President of Grand Casinos, Inc. from April 1997 through December 1998. Mr. Cope also served as a director of Grand Casinos, Inc. from February 1998 through December 1998.	2002
Ray M. Moberg Age 57	After 33 years, Mr. Moberg retired from Ernst & Young in 2003, where he served as the managing partner of Ernst & Young’s Reno, Nevada office from 1987 until his retirement. Mr. Moberg also serves as a director of Lakes.	2004
Glenn Padnick Age 58	Mr. Padnick became a founding partner of Castle Rock Entertainment in 1987, where he led that company’s television production and development activities until January 2003. Mr. Padnick continues to provide services to Castle Rock Entertainment in connection with production of DVD products based on that company’s television concepts.	2004
Mimi Rogers Age 51	For the past 23 years, Ms. Rogers has worked professionally as an actor in numerous feature films and television shows. In addition, Ms. Rogers co-owns and manages Millbrook Farm Productions, a film and television production company that she co-founded nine years ago. For the last three years, Ms. Rogers has been the co-owner of Clear Messaging, LLC, an answering service based in Newton, New Jersey.	2004

EXECUTIVE COMPENSATION
      The following table sets forth the cash and non-cash compensation for each of the last three fiscal years ended January 1, 2006 (fiscal 2005), January 2, 2005 (fiscal 2004) and December 28, 2003 (fiscal 2003), awarded to or earned by (i) each individual that served as our Chief Executive Officer during fiscal 2005; and (ii) each individual who served as an executive officer at the end of fiscal 2005 who received in excess of $100,000 in salary and bonus during such fiscal year (collectively, the “Named Executives”).
SUMMARY COMPENSATION TABLE

				Long Term
	Annual Compensation			Compensation Awards

				Restricted	Securities
				Stock	Underlying	All Other
	Fiscal	Salary	Bonus	Award(s)	Options	Compensation
Name and Principal Position	Year	($)	($)	($)[1]	(#)	($)

Lyle Berman[2]	2005	-0-	-0-	-0-	-0-	-0-
Executive Chairman	2004	-0-	-0-	-0-	-0-	-0-
	2003	-0-	-0-	-0-	-0-	-0-
Steven Lipscomb[3]	2005	500,000	-0-	-0-	-0-	-0-
Founder, Chief Executive Officer	2004	503,406	50,000	-0-	600,000[4]	12,807[5]
and President	2003	200,000	50,000	-0-	-0-	12,338[5]
Audrey Kania[6]	2005	161,503	-0-	-0-	-0-	-0-
Executive Vice President	2004	229,200	-0-	-0-	200,000[4]	-0-
	2003	180,000	-0-	-0-	-0-	-0-
Robyn Moder	2005	250,000	-0-	-0-	-0-	-0-
Executive Vice President	2004	222,000	-0-	-0-	200,000[4]	-0-
	2003	136,539	-0-	-0-	-0-	-0-
W. Todd Steele[7]	2005	187,500	-0-	-0-	-0-	-0-
Chief Financial Officer	2004	91,065	15,000	-0-	100,000[4]	-0-
and Secretary

(1)	As of January 1, 2006, Mr. Lipscomb held 600,000 shares of restricted stock with an aggregate market value of $3,564,000, based on the market price of $5.94 of the Company’s common stock on December 30, 2005 (the last trading day before January 1, 2006). These shares became free of restriction as of February 25, 2006.

(2)	Mr. Berman resigned as our Chief Executive Officer and was named Executive Chairman on April 1, 2005.

(3)	Mr. Lipscomb was appointed as our Chief Executive Officer on April 1, 2005.

(4)	These options vest in three equal annual installments commencing August 9, 2005.

(5)	Includes insurance premium amounts and 401(k) match reimbursed to or contributed on behalf of such individual.

(6)	Ms. Kania resigned as our Executive Vice President on February 28, 2006.

(7)	Mr. Steele was appointed as our Chief Financial Officer and Secretary on June 21, 2004.

OPTION GRANTS IN LAST FISCAL YEAR
      The following table sets forth the number of individual grants of stock options made during fiscal 2005 to the Named Executives.

	Individual Grants				Potential Realizable
Value at Assumed Annual
	Number of	Percentage of Total			Rate of Stock Price
	Securities	Options Granted to	Exercise or		Appreciation
	Underlying	Employees in	Base Price	Expiration
Name	Option Granted	Fiscal Year	($/Share)	Date	5%($)	10%($)

Lyle Berman	-0-	—	—	—	—	—
Steven Lipscomb	-0-	—	—	—	—	—
Audrey Kania	-0-	—	—	—	—	—
Robyn Moder	-0-	—	—	—	—	—
W. Todd Steele	-0-	—	—	—	—	—
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES
      The following table summarizes information with respect to option exercises in fiscal 2005 by the Named Executives and the options held by the Named Executives and the value of such options as of January 1, 2006 (the end of fiscal 2005).

			Number of Securities		Value of Unexercised
	Number of		Underlying Unexercised		In-The-Money
	Shares		Options at FY-End(#)		Options at FY-End($)[1]
	Acquired on	Value
Name	Exercise	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Lyle Berman	-0-	-0-	-0-	-0-	-0-	-0-
Steven Lipscomb	-0-	-0-	200,000	400,000	-0-	-0-
Audrey Kania	220,000	4,398,714	146,666	233,334	474,808	593,510
Robyn Moder	215,000	4,301,959	151,666	233,334	504,484	593,510
W. Todd Steele	-0-	-0-	33,333	66,667	-0-	-0-

(1)	These amounts represent the difference between the exercise price of the in-the-money options and market price of the Company’s common stock on December 30, 2005 (the last trading day before January 1, 2006). The last reported sale on the Nasdaq National Market on that date was $5.94. Options are in-the-money if the market value of the shares covered thereby is greater than the exercise price.
Employment Agreements
      Pursuant to the terms outlined in a letter agreement dated April 14, 2004 by and between the Company and Steve Lipscomb, the Company entered into an employment agreement with Mr. Lipscomb dated April 1, 2005 finalizing the terms of his employment. Under the agreement, Mr. Lipscomb will serve as President and Chief Executive Officer of the Company until the agreement expires on December 29, 2006. During the term of the agreement, Mr. Lipscomb is entitled to receive an annualized base salary of $500,000, subject to increase at the discretion of the compensation committee of the Company’s Board of Directors. Mr. Lipscomb is eligible for an annual bonus of 5% of the amount the Company’s net income exceeds $3,000,000 for any fiscal year during the term of the agreement. Mr. Lipscomb is entitled to a pro rata portion of this bonus if he is terminated for Cause (as defined in the employment agreement). Mr. Lipscomb is also eligible to participate in a bonus plan for Company employees that pays aggregate annual bonuses equal to 10% of the Company’s net profits for each fiscal year. The Company also granted Mr. Lipscomb options to purchase 600,000 shares of the Company’s Common Stock at $8.00 per share on August 9, 2004, which options will vest in equal installments over three years beginning August 9, 2005. If Mr. Lipscomb’s employment is terminated by the Company other than for cause (as defined in the agreement), then (1) the Company will continue to pay him throughout the remaining term of the agreement an amount equal to

(a) his base salary in effect as of the date of termination and (b) the applicable bonus amounts otherwise required to be paid to him under the agreement through the end of the term, and (2) his stock option for 600,000 shares will immediately vest in its entirety, to the extent it is unvested.
      Effective as of April 15, 2004, we entered into two-year employment agreements with Audrey Kania and Robyn Moder under which each was designated to serve as an Executive Vice President. Ms. Kania resigned as an officer and employee on February 28, 2006. Under her agreement, Ms. Moder is entitled to an annualized base salary of $250,000. The agreement also provides for participation in future incentive compensation programs and benefit packages that may be established by our Board of Directors on the same terms as other senior and/or executive vice presidents. If we terminate the agreement without cause (as defined in the agreement), Ms. Moder will be entitled to (i) receive her base salary (as provided under the agreement) and her incentive compensation (based on the average incentive compensation received during the preceding two year period) for a period of six months following her termination, and (ii) automatic vesting of any unvested options to purchase 400,000 shares of Common Stock granted to her on February 25, 2002.
      Effective January 23, 2006, the Board of Directors of the Company appointed Peter Hughes to serve as the Company’s Chief Operating Officer. Mr. Hughes’ compensation arrangements provide for an annual base salary of $250,000 and an opportunity to earn a bonus of up to $50,000. In addition, on January 23, 2006, Mr. Hughes was granted an option to purchase 150,000 shares of the Company’s common stock at an exercise price equal to the closing price on the date of grant. This option will vest in equal installments over a five year period, beginning on the first anniversary of the grant date. Mr. Hughes is entitled to receive a severance payment in the event his employment is terminated without cause, in an amount equal to 6 months of his base salary.
Director Compensation
      We pay an annual fee of $25,000 to each of our directors who is not otherwise employed by us or our subsidiaries (a “Non-Employee Director”) and each is reimbursed for travel and incidental expenses incurred in connection with attending Board meetings. In addition, upon initial election to the Board, each Non-Employee Director receives an option to purchase 12,000 shares of our Common Stock at an exercise price equal to the fair market value of the shares on the date of grant. Each option will have a term of ten years and will vest in equal annual installments over three years. During fiscal 2005, no options were granted to Non-Employee Directors.

Executive Officers

		Principal Occupation, Business Experience for Past Five Years
Name and Title	Age	and Directorships of Public Companies

Lyle Berman	64	See “Proposal for Election of Directors (Proposal One)” above.
Chairman of the Board and Executive Chairman
Steven Lipscomb	44	See “Proposal for Election of Directors (Proposal One)” above.
Founder, Chief Executive
Officer, President and
Director
Peter Hughes	45	Since January 23, 2006, Mr. Hughes has served as our Chief
Executive Vice President		Operating Officer. Prior to joining the Company, Mr. Hughes served as an Executive Vice President at SFX Sports Group, a division of Clear Channel Entertainment, which is a global leader in sports marketing, talent representation and sports television programming. Prior to joining SFX Sports Group, Mr. Hughes served as Vice President, Business Development at Integrated Sports International (“ISI”), a sports marketing company that Mr. Hughes helped establish in 1993. ISI was acquired by SFX Sports Group in 1999.
Robyn Moder	31	Since March, 2003, Ms. Moder has served as our Executive Vice
Executive Vice President		President in charge of WPT Studios. From our inception in March 2002 until March 2003, Ms. Moder served as Supervising Producer of the World Poker Tour television series. Prior to joining us, Ms. Moder served in a freelance capacity for several studios, including CBS from 2001-2002, Paramount Studios during 2001 and Fox and Warner Brothers during 2000.
W. Todd Steele	32	Mr. Steele has served as Chief Financial Officer and Secretary
Chief Financial Officer and		of the Company since June 2004. From April 2003 to June
Secretary		2004, Mr. Steele served as Digital Entertainment Director for Sony Pictures. From June 2002 to April 2003, Mr. Steele was a private consultant. Prior to that, Mr. Steele served PlanetRx.com, Inc. as Director of Finance from October 1999 to August 2000 and as Chief Financial Officer from August 2000 until June 2002.

Stock Performance Graph
      The Securities and Exchange Commission (the “SEC”), requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative return to the Company’s stockholders (based on appreciation of the market price of the Company’s common stock) on an indexed basis with (i) a broad equity market index and (ii) an appropriate published industry or line-of-business index, or peer group index constructed by the Company. The following presentation compares the Company’s common stock price for the period from the Company’s first day of trading on August 10, 2004 through January 1, 2006, to the Nasdaq Composite Index and to the Russell 2000 Index.
      The Company does not believe that it can reasonably identify a peer group, and the Company believes there is no published industry or line-of-business index that provides a meaningful comparison of shareholder returns. Therefore, the Company has elected to use the Russell 2000 Index in compiling its stock performance graph because it believes the Russell 2000 Index represents a comparison to competitors with similar market capitalization to the Company.
      The presentation assumes that the value of an investment in each of the Company’s common stock, the Nasdaq Composite Index and the Russell 2000 Index was $100 on August 10, 2004, and that any dividends paid were reinvested in the same security.
COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG WPT ENTERPRISES, INC., THE NASDAQ
COMPOSITE INDEX AND THE RUSSELL 2000 INDEX

* $100 invested on 8/10/04 in stock or index-
including reinvestment of dividends.

OTHER MATTERS REGARDING THE BOARD AND COMMITTEES
Board of Directors and Committees

Board of Directors
      Our Board of Directors is currently comprised of nine members, each of whom is identified under Proposal One (“Election of Directors”). The following directors, who constitute a majority of the Board of Directors, are “independent directors” as such term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules: Michael Beindorff, Joseph S. Carson, Jr., Ray M. Moberg, Glenn Padnick and Mimi Rogers. The Board of Directors held eight meetings during fiscal 2005, and took action by written action in lieu of a meeting once. Commencing on the date of our initial public offering of securities on August 9, 2004, the Board of Directors established an audit committee, a corporate governance committee and a compensation committee and adopted charters for each such committee. Each of these charters can be accessed from our website, in the Investor Relations section, at www.worldpokertour.com. Our audit committee charter was revised and approved by the audit committee on March 15, 2006, and is attached hereto as Appendix A. All of these charters are consistent with the applicable requirements of the Sarbanes-Oxley Act of 2002 and Nasdaq Stock Market rules.
      None of our directors attended fewer than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 2005, and (ii) the total number of meetings held by all committees of the Board on which he or she served.

Audit Committee of the Board of Directors
      The Board of Directors has established a three member audit committee that consists of Messrs. Moberg, Carson and Padnick. The audit committee operates under a written charter adopted by the Board of Directors, which charter is attached as Appendix A to this Proxy Statement. The primary duties and responsibilities of the audit committee are (i) to serve as an independent and objective party to monitor our financial reporting process and internal control system, (ii) to review and appraise the audit efforts of our independent auditors, and (iii) to provide an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors. The charter also requires that the audit committee (or designated members of the audit committee) review and pre-approve the performance of all audit and non-audit accounting services to be performed by our independent auditors, other than certain de minimus exceptions permitted by Section 202 of the Sarbanes-Oxley Act of 2002. The audit committee held seven meetings during fiscal 2005.
      The Board of Directors has determined that at least one member of the audit committee, Ray Moberg, is an “audit committee financial expert” as that term is defined in Item 401(h)(2) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. In addition, each member of the audit committee is an “independent director,” as defined under the Nasdaq Marketplace Rules, and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has also determined that each of the audit committee members is able to read and understand fundamental financial statements and that at least one member of the audit committee has past employment experience in finance or accounting. For further information regarding the audit committee, see “Report of the Audit Committee” below.

Corporate Governance Committee of the Board of Directors
      The Board of Directors has established a corporate governance committee, which also serves as a nominating committee, that consists of Messrs. Moberg, Carson and Padnick, each of whom satisfies the independence requirements of the Nasdaq Marketplace Rules.
      The primary role of the corporate governance committee is to consider and make recommendations to the full Board of Directors concerning the appropriate size, function and needs of the Board, including establishing criteria for Board membership and considering, recruiting and recommending candidates (including those recommended by stockholders) to fill new Board positions. The committee also provides assistance to the

Board in the areas of committee selection and rotation practices, evaluation of the overall effectiveness of the Board of Directors, and review and consideration of developments in corporate governance practices. The corporate governance committee (or a subcommittee thereof) recruits and considers director candidates and presents qualified candidates to the full Board for consideration. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.
      The corporate governance committee will consider each candidate’s general business and industry experience, his or her ability to act on behalf of stockholders, overall Board diversity, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating Board nominees. If the corporate governance committee approves a candidate for further review following an initial screening, the corporate governance committee will establish an interview process for the candidate. Generally, the candidate will meet with the members of the corporate governance committee, along with our Chief Executive Officer. Contemporaneously with the interview process, the corporate governance committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The corporate governance committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board of Directors. The corporate governance committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to us and concern for our success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in good corporate citizenship and image, time available for meetings and consultation on Company matters and willingness to assume broad, fiduciary responsibility. Other than as set forth above, the committee has not established any minimum requirements for potential directors.
      Recommendations for candidates to be considered for election to the Board at our annual stockholder meetings may be submitted to the corporate governance committee by our stockholders. Candidates recommended by our stockholders will be considered under the same standards as candidates that are identified by the corporate governance committee. In order to make such a recommendation, a stockholder must submit the recommendation in writing to the corporate governance committee, in care of our Secretary at our headquarters’ address, at least 120 days prior to the mailing date of the previous year’s annual meeting proxy statement. To enable the committee to evaluate the candidate’s qualifications, stockholder recommendations must include the following information:

•	The name and address of the nominating stockholder and of the director candidate;

•	A representation that the nominating stockholder is a holder of record of our common stock and entitled to vote at the current year’s annual meeting;

•	A description of any arrangements or understandings between the nominating stockholder and the director candidate or candidates being recommended pursuant to which the nomination or nominations are to be made by the stockholder;

•	A resume detailing the educational, professional and other information necessary to determine if the nominee is qualified to hold a Board position;

•	Such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the Board of Directors; and

•	The consent of each nominee to serve as a director if so elected.

Compensation Committee of the Board of Directors
      The Board of Directors has established a compensation committee that consists of Messrs. Moberg and Carson and Ms. Rogers. The compensation committee reviews our remuneration policies and practices, makes recommendations to the full Board of Directors in connection with all compensation matters affecting us and administers our incentive compensation plans. The compensation committee met three times during fiscal 2005.

Ability of Stockholders to Communicate with the Company’s Board of Directors
      We have established several means for stockholders and others to communicate with our Board of Directors. If a stockholder has a concern regarding our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chairperson of the audit committee in care of our Secretary at our headquarters’ address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Board in care of our Secretary at our headquarters’ address. If a stockholder is unsure as to which category the concern relates, the stockholder may communicate it to any one of the independent directors in care of our Secretary at our headquarters’ address. All stockholder communications will be forwarded to the applicable director(s).
      The Company schedules its Annual Meeting of Stockholders concurrent with a regularly scheduled Board of Directors meeting and expects its directors to attend the Company’s Annual Meeting of Stockholders. Eight of the nine directors attended last year’s Annual Meeting of Stockholders.
Report of the Audit Committee
      The audit committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. In connection with these responsibilities, the audit committee has reviewed audited financial statements of WPT Enterprises, Inc. for fiscal 2005 and discussed them with management.
      The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.
      The audit committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, promulgated by the Independence Standards Board, and has discussed with the auditors the auditors’ independence.
      The audit committee, based on the review and discussions described above, recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K of WPT Enterprises, Inc. for fiscal 2005 for filing with the SEC.
      This Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference into such other filings.
RAY M. MOBERG
JOSEPH S. CARSON, JR.
GLENN PADNICK
Board Compensation Committee Report on Executive Compensation
      Decisions regarding the compensation of Company executives are generally made by the compensation committee, each member of which is a non-employee director. All decisions by the compensation committee relating to the compensation of the executive officers, except decisions relating to grants of stock options under the 2004 Stock Incentive Plan, are reviewed by the full Board of Directors. Pursuant to rules designed to enhance disclosure of the Company’s policies toward executive compensation, set forth below is a report prepared by the compensation committee addressing the compensation policies for the Company.
      The compensation of most of the executive officers of the Company in fiscal 2005 was established prior to the Company’s initial public offering (“IPO”) in August 2004 by agreement, as established by the compensation committee. Prior to the IPO, the compensation committee consisted of Mr. Lyle Berman and Mr. Lipscomb. The current committee was established at the time of the IPO in compliance with the independence requirements of the Nasdaq Stock Market.

      At his request, Lyle Berman, the Company’s Chief Executive Officer from February 25, 2004 until April 1, 2005, Executive Chairman since April 1, 2005 and Chairman of the Board since our inception, did not receive compensation from the Company for his services from fiscal 2002 through fiscal 2005. In fiscal 2006, Mr. Berman will be granted an option to purchase 12,000 shares of Common Stock and will begin to receive annual payments of $25,000, since he now serves as a non-employee member of the Board. See “Director Compensation” above for a description of our non-employee director compensation.
      Due to the fact that most of the compensation of the Company’s executive officers was determined prior to the Company’s IPO, there have been limited opportunities for the compensation committee to review and recommend executive pay packages to the Board of Directors. However, the future compensation of our executive officers will be negotiated or subject to adjustment in fiscal 2006. The compensation committee plans to review surveys of available data on levels of compensation at publicly held companies believed to be of comparable size to the Company, among other things, to evaluate levels of executive compensation going forward.
      The compensation committee’s current executive compensation policies are designed to provide competitive levels of compensation that integrate pay with our annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives.
      There are three elements in the executive compensation program, all determined by individual and corporate performance.

•	Base salary compensation

•	Annual incentive compensation

•	Stock options
      The committee believes that ongoing base salary compensation should be determined by the potential impact the individual has on the Company, the skills and experiences required by the job, and the performance and potential of the incumbent in the job.
      Annual incentive compensation for Company executives is based in part on corporate earnings and growth, but also includes an overall assessment by the compensation committee of executive management’s individual and collective performance, as well as market conditions. The Company has adopted a bonus plan that pays annual bonuses to Company employees, including executives, in an aggregate amount equal to 10% of the Company’s net profits for each fiscal year. The recipients and amounts of bonuses paid under this plan are based on the criteria outlined above and the recommendations of the Company’s senior management. As the company reported a net loss during fiscal 2005, no bonuses were paid to employees under such plan during 2005. This plan will terminate after fiscal 2006 pursuant to its terms. The compensation committee expects to develop a new incentive compensation plan appropriate for the Company for fiscal 2007 and subsequent periods.
      The committee believes stock option awards are an important means of linking the interests of executive management with those of stockholders. At the time of the IPO, each of the executive officers received a stock option grant. The number of stock options granted to each officer was determined by the potential impact the individual has on WPT, the skills and experiences required by the job, and the performance and potential of the incumbent in the job. None of the executive officers received stock options in 2005. The committee also believes that in order to provide incentive to non-executive full-time WPT employees, certain employees should receive stock option grants so they can participate in the success and growth of the Company. In order to meet the Company’s anticipated needs for additional equity compensation in the future, the compensation committee recommended to the Board that the share reserve under the 2004 Stock Incentive Plan be increased by 1,080,000 shares, to an aggregate 4,200,000 shares. The Board approved this amendment and is proposing it to the stockholders for approval at the Annual Meeting.

Compensation of CEO
      As stated above, Mr. Berman, who was Chief Executive Officer of the Company through April 1, 2005, did not receive compensation from us. Mr. Lipscomb has served as the Company’s Chief Executive Officer since April 1, 2005. Prior to that date, he was President and Founder of the Company. The amount of Mr. Lipscomb’s compensation was established in a letter agreement signed in April 2004, with the terms embodied in a definitive agreement dated April 1, 2005. The committee believes that Mr. Lipscomb’s salary and stock option package are competitive with executives in other industry-related companies of similar size. Mr. Lipscomb received a performance bonus of $50,000 in fiscal 2004 for reaching revenue milestones in fiscal 2003 under his original employment agreement entered into in 2002. In addition, pursuant to his employment agreement, Mr. Lipscomb is entitled to an annual bonus equal to 5% of the amount the Company’s net income exceeds $3 million during any fiscal year of the term of the agreement. The Company did not have net income in excess of $3 million in fiscal 2005, so Mr. Lipscomb did not receive this bonus. Mr. Lipscomb is also eligible to participate in a bonus plan for Company employees that pays aggregate annual bonuses equal to 10% of the Company’s net profits for each fiscal year. The Company did not have any net income in fiscal 2005, therefore no bonuses were paid out under this plan during the year.
RAY M. MOBERG
JOSEPH S. CARSON, JR.
MIMI ROGERS
AMENDMENT TO 2004 STOCK INCENTIVE PLAN
(Proposal Two)
      The Company maintains the 2004 Stock Incentive Plan (the “2004 Plan”), under which 3,120,000 shares of common stock were reserved for issuance. On April 18, 2006, upon the recommendation of the compensation committee of the Board of Directors (the “Committee”), the Board of Directors approved an amendment to the 2004 Plan, subject to approval at the annual meeting by the Company’s stockholders, to increase the number of shares reserved for issuance thereunder to 4,200,000. Immediately below is a summary of the existing 2004 Plan and a discussion of the federal income tax consequences of the issuance and exercise of incentives under the 2004 Plan to recipients and to the Company. This summary of the existing 2004 Plan is qualified entirely by reference to the complete text of the 2004 Plan, a copy of which may be obtained by referring to the information that the Company has filed with the Securities and Exchange Commission.
Description of the Existing 2004 Plan
General
      The purpose of the 2004 Plan is to increase stockholder value and to advance the interests of the Company by furnishing a variety of economic incentives (“Incentives”) designed to attract, retain and motivate employees, certain key consultants and directors of the Company. The Committee administers the 2004 Plan. The Committee may grant Incentives to employees (including officers) of the Company or its subsidiaries, members of the Board of Directors, and consultants or other independent contractors who provide services to the Company or its subsidiaries, in the following forms, each of which is discussed below: (a) performance shares; (b) incentive stock options and non-statutory stock options; (c) stock appreciation rights (“SARs”); (d) stock awards; and (e) restricted stock.
      The maximum number of shares of common stock which may be issued under the 2004 Plan is currently 3,120,000 shares, subject to adjustment in the event of a recapitalization or other corporate restructuring.
Description of Incentives
      Stock Options. The Committee may grant non-qualified and incentive stock options to eligible employees to purchase shares of common stock from the Company. The 2004 Plan confers on the Committee discretion, with respect to any such stock option, to determine the term of each option, the time or times during its term when the option becomes exercisable and the number and purchase price of the shares subject to the option.

      Stock Appreciation Rights. A stock appreciation right, or SAR, is a right to receive, without payment to the Company, a number of shares, cash or any combination thereof, the amount of which is equal to the aggregate amount of the appreciation in the shares of common stock as to which the SAR is exercised. For this purpose, the “appreciation” in the shares consists of the amount by which the fair market value of the shares of common stock on the exercise date exceeds (a) in the case of an SAR related to a stock option, the purchase price of the shares under the option or (b) in the case of an SAR granted alone, without reference to a related stock option, an amount determined by the Committee at the time of grant. The Committee has the discretion to determine the number of shares as to which an SAR will relate as well as the duration and exercisability of an SAR.
      Restricted Stock. Restricted stock consists of the sale or transfer by the Company to an eligible employee of one or more shares of common stock that are subject to restrictions on their sale or other transfer by the employee which restrictions will lapse after a period of time as determined by the Committee. The price at which restricted stock will be sold will be determined by the Committee, and it may vary from time to time and among employees and may be less than the fair market value of the shares at the date of sale. Subject to these restrictions and the other requirements of the 2004 Plan, a participant receiving restricted stock shall have all of the rights of a stockholder as to those shares.
      Stock Awards. Stock awards consist of the transfer by the Company to an eligible employee of shares of common stock, without payment, as additional compensation for services to the Company. The number of shares transferred pursuant to any stock award is determined by the Committee.
      Performance Shares. Performance shares consist of the grant by the Company to an eligible employee of a contingent right to receive shares of common stock. Performance shares shall be paid in shares of common stock to the extent performance objectives set forth in the grant are achieved. The number of shares granted and the performance criteria are determined by the Committee.
Transferability of Incentives
      Incentives granted under the 2004 Plan may not be transferred, pledged or assigned by the holder thereof except, in the event of the holder’s death, by will or the laws of descent and distribution to the limited extent provided in the 2004 Plan or the Incentive, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules hereunder. However, stock options may be transferred by the holder thereof to the holder’s spouse, children, grandchildren or parents (collectively, the “Family Members”), to trusts for the benefit of Family Members, to partnerships or limited liability companies in which Family Members are the only partners or stockholders, or to entities exempt from federal income taxation pursuant to Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.
Amendment of the 2004 Plan
      The Board of Directors may amend or discontinue the 2004 Plan at any time. However, no such amendment or discontinuance may adversely change or impair a previously granted Incentive without the consent of the recipient thereof. Certain 2004 Plan amendments require stockholder approval, including amendments which would increase the maximum number of shares of Common Stock which may be issued to all participants under the 2004 Plan, change or expand the types of Incentives that may be granted under the 2004 Plan, change the class of persons eligible to receive Incentives under the 2004 Plan, or materially increase the benefits accruing to participants under the 2004 Plan.
Effect of Sale, Merger, Exchange or Liquidation
      Unless otherwise provided in the agreement for an Incentive, in the event of an acquisition of the Company through the sale of substantially all of the Company’s assets or through a merger, exchange, reorganization or liquidation of the Company or a similar event as determined by the Committee (collectively a “transaction”), the Committee shall be authorized, in its sole discretion, to take any and all action it deems equitable under the circumstances, including but not limited to:

(1) terminating the 2004 Plan and all Incentives and (i) granting the holders of outstanding vested options, in lieu of any shares of common stock they would be entitled to receive under such options, such stock, securities or assets, including cash, as would have been paid to such participants if their options had been exercised and such holder had received common stock immediately prior to such transaction (with appropriate adjustment for the exercise price, if any), (ii) granting the holders of performance shares and/or SARs that entitle the participant to receive common stock, in lieu of any shares of common stock each participant was entitled to receive as of the date of the transaction pursuant to the terms of such Incentive, if any, such stock, securities or assets, including cash, as would have been paid to such participant if such common stock had been issued to and held by the participant immediately prior to such transaction; and (iii) treating holders of any Incentive which does not entitle the participant to receive common stock in an equitable manner as determined by the Committee;

(2) providing that participants holding outstanding vested common stock-based Incentives shall receive, with respect to each share of common stock issuable pursuant to such Incentives as of the effective date of any such transaction, at the determination of the Committee, cash, securities or other property, or any combination thereof, in an amount equal to the excess, if any, of the fair market value of such common stock on a date within ten days prior to the effective date of such transaction over the option price or other amount owed by a participant, if any, and that such Incentives shall be cancelled, including the cancellation without consideration of all options that have an exercise price below the per share value of the consideration received by the Company in the transaction;

(3) providing that the 2004 Plan (or a replacement plan) shall continue with respect to Incentives not cancelled or terminated as of the effective date of such transaction and provide to participants holding such Incentives the right to earn their respective Incentives on a substantially equivalent basis (taking into account the transaction and the number of shares or other equity issued by such successor entity) with respect to the equity of the entity succeeding the Company by reason of such transaction; and

(4) providing that all unvested, unearned or restricted Incentives, including but not limited to restricted stock for which restrictions have not lapsed as of the effective date of such transaction, shall be void and deemed terminated, or, in the alternative, for the acceleration or waiver of any vesting, earning or restrictions on any Incentive.

      In addition, the Committee may restrict the rights of participants in the event of a transaction to the extent necessary to comply with Section 16(b) of the Securities Exchange Act of 1934, the Internal Revenue Code or any other applicable law or regulation.
Federal Income Tax Consequences
      The following discussion sets forth certain United States income tax considerations in connection with the ownership of common stock. These tax considerations are stated in general terms and are based on the Internal Revenue Code of 1986 in its current form and current judicial and administrative interpretations thereof. This discussion does not address state or local tax considerations with respect to the ownership of common stock. Moreover, the tax considerations relevant to ownership of the common stock may vary depending on a holder’s particular status.
      When a non-qualified stock option granted pursuant to the 2004 Plan is exercised, the employee will realize ordinary income measured by the difference between the aggregate purchase price of the shares of common stock as to which the option is exercised and the aggregate fair market value of shares of the common stock on the exercise date, and the Company will be entitled to a deduction in the year the option is exercised equal to the amount the employee is required to treat as ordinary income.
      Options that qualify as incentive stock options are entitled to special tax treatment. Under existing federal income tax law, if shares purchased pursuant to the exercise of such an option are not disposed of by the optionee within two years from the date of granting of the option or within one year after the transfer of the shares to the optionee, whichever is longer, then (i) no income will be recognized to the optionee upon the exercise of the option; (ii) any gain or loss will be recognized to the optionee only upon ultimate disposition of the shares and, assuming the shares constitute capital assets in the optionee’s hands, will be treated as long-term capital gain or loss; (iii) the optionee’s basis in the shares purchased will be equal to the amount of cash paid for such shares; and (iv) the Company will not be entitled to a federal income tax deduction in connection with the exercise of the option. The Company understands that the difference between the option price and the fair market value of the shares acquired upon exercise of an incentive stock option will be treated as an “item of tax preference” for purposes of the alternative minimum tax. In addition, incentive stock options exercised more than three months after retirement are treated as non-qualified options.
      The Company further understands that if the optionee disposes of the shares acquired by exercise of an incentive stock option before the expiration of the holding period described above, the optionee must treat as ordinary income in the year of that disposition an amount equal to the difference between the optionee’s basis in the shares and the lesser of the fair market value of the shares on the date of exercise or the selling price. In addition, the Company will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income.
      If the exercise price of an option is paid by surrender of previously owned shares, the basis of the shares surrendered is carried over to the shares received in replacement of the previously owned shares. If the option is a nonstatutory option, the gain recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.
      When a stock appreciation right granted pursuant to the 2004 Plan is exercised, the employee will realize ordinary income in the year the right is exercised equal to the value of the appreciation which the employee is entitled to receive pursuant to the formula described above, and the Company will be entitled to a deduction in the same year and in the same amount.
      An employee who receives restricted stock or performance shares subject to restrictions which create a “substantial risk of forfeiture” (within the meaning of section 83 of the Code) will normally realize taxable income on the date the shares become transferable or are no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of common stock on the date such restrictions lapse (or any earlier date on which the shares are disposed of) exceeds their purchase price, if any. An employee may elect, however, to include in income in the year of purchase or grant the excess of the fair market value of the shares of common stock (without regard to any restrictions) on the date of purchase or grant over its purchase price. The Company will be entitled to a deduction for compensation paid in the same year and in the same amount as income is realized by the employee.
      An employee who receives a stock award under the 2004 Plan consisting of shares of common stock will realize ordinary income in the year of the award in an amount equal to the fair market value of the shares of common stock covered by the award on the date it is made, and the Company will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income. An employee who receives a cash award will realize ordinary income in the year the award is paid equal to the amount thereof, and the amount of the cash will be deductible by the Company.
      The 2004 Plan is intended to enable the Company to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) provides that, subject to certain exceptions, the Company may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes certain performance-based compensation from the $1 million limitation.
      The discussion set forth above does not purport to be complete analysis of the potential tax consequences relevant to recipients of options or to the Company or to describe tax consequences based on particular circumstances. It is based on federal income tax and interpretational authorities as of the date of this proxy statement, which are subject to change at any time.
Proposed Amendment to 2004 Plan
      If approved by the Company’s stockholders, the proposed amendment to the 2004 Plan will increase the number of shares of Common Stock that are reserved for issuance under the 2004 Plan from 3,120,000 shares to 4,200,000 shares, subject to adjustment in the event of a recapitalization or other corporate restructuring. The amendment would represent an increase of 1,080,000 shares reserved for issuance under the 2004 Plan.
Securities Authorized for Issuance under Equity Compensation Plans
      The 2004 Plan, which is currently the Company’s only equity compensation plan, was approved by the Company’s equity holders prior to the Company’s IPO. The following table sets forth certain information as of January 1, 2006 with respect to the Company’s equity compensation plans.

	Number of Securities		Number of Securities
	to be Issued	Weighted-Average	Remaining Available
	Upon Exercise of	Exercise Price of	for Future Issuance
	Outstanding Options,	Outstanding Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans[1]

Equity Compensation Plans Approved by Security Holders	2,158,000	$7.14	283,667
Equity Compensation Plans Not Approved by Security Holders	None	None	None
Total	2,158,000	$7.14	283,667

(1)	The securities remaining available for future issuance under equity compensation plans consist of shares issuable under the 2004 Stock Incentive Plan as of January 1, 2006. Assuming approval of the amendment to the 2004 Plan by the stockholders at the Annual Meeting, the securities remaining available for future issuance under equity compensation plans would be 1,363,667.
PROPOSAL TO APPROVE THE APPOINTMENT OF
INDEPENDENT REGISTERED ACCOUNTING FIRM
(Proposal Three)
      Our Board of Directors and management are committed to the quality, integrity and transparency of our financial reports. Independent registered public accounting firms play an important part in our system of financial control. In accordance with the duties set forth in its written charter, the audit committee of our Board of Directors has appointed Piercy, Bowler, Taylor & Kern, Certified Public Accountants and Business Advisors a Professional Corporation (“PBTK” or “Piercy Bowler Taylor & Kern”), as our independent registered public accounting firm for the 2006 fiscal year. Although they are not required to do so, the audit committee and the full Board of Directors wish to submit the appointment of PBTK for shareholder approval at the Annual Meeting. Representatives of PBTK are expected to be present at the Annual Meeting to answer your questions and to make a statement if they desire to do so.
      If the stockholders do not approve the appointment of PBTK, the audit committee may reconsider its selection, but is not required to do so. Even if the stockholders approve the appointment of PBTK at the Annual Meeting, the audit committee, in its sole discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the stockholders, if the audit committee determines that such a change would be in our best interests and the best interests of our stockholders.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      On June 23, 2005, Deloitte & Touche LLP (“Deloitte”) notified the Company that Deloitte had resigned as the Company’s independent registered public accounting firm. The reports of Deloitte on the Company’s financial statements for fiscal years ended January 2, 2005 and December 28, 2003 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. The Company’s audit committee did not recommend or approve Deloitte’s resignation. During WPTE’s two preceding fiscal years and the subsequent interim period through the date of Deloitte’s resignation, there were no disagreements with Deloitte on any matter of accounting principles and practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused it to make reference thereto in its report on the Company’s consolidated financial statements.
      The Company provided Deloitte with a copy of the foregoing statements and requested that Deloitte furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether Deloitte agreed with the above statements and, if not, stating the respects in which it did not agree. A copy of Deloitte’s letter dated June 29, 2005 to the Securities and Exchange Commission was filed as Exhibit 16.1 to the Form 8-K filed by the Company on June 29, 2005.
      On August 16, 2005, upon the recommendation and approval of the audit committee, the Company engaged PBTK to serve as the Company’s independent auditors. During the fiscal years ended January 2, 2005 and December 28, 2003 and subsequently through the date of PBTK’s engagement, the Company did not consult PBTK with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any disagreement as described under Item 304(a)(1)(iv) of Regulation S-K, or event described under Item 304(a)(1)(v) of Regulation S-K.
Audit and Non-Audit Fees
      The following table presents fees billed and accrued for professional audit and other services rendered by Deloitte and PBTK during fiscal 2005 and Deloitte during 2004. PBTK did not bill any fees to the Company for fiscal 2004.

	Fees for	Fees for
	Fiscal 2005	Fiscal 2004

Audit Fees[1]	$307,236	$425,185
Audit-Related Fees[2]	—	41,320
Tax Fees[3]	72,989	—
All Other Fees	—	—

Total	$380,225	$466,505

(1)	Audit Fees consisted principally of audit work performed on the Company’s consolidated financial statements and internal control over financial reporting.

(2)	Audit-Related Fees consist principally of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements but not reported under the caption “Audit Fees” above.

(3)	Tax Fees consist principally of professional services rendered for tax compliance, tax advice and tax planning.
      The audit committee of the Board of Directors has reviewed fees billed and accrued for professional audit and other services rendered by PBTK and Deloitte during fiscal 2005 and, after consideration, have determined that the receipt of these fees by PBTK and Deloitte is compatible with the provision of independent audit services. The audit committee discussed these services and fees with PBTK, Deloitte and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
Pre-approval of Audit and Non-Audit Services
      As permitted under applicable law, our audit committee may pre-approve from time to time certain types of services, including tax services, to be provided by our independent auditors. As provided in the charter of the audit committee, and in order to maintain control and oversight over the services provided by our independent auditors, it is the policy of the audit committee to pre-approve all audit and non-audit services to be provided by the independent auditors (other than with respect to de minimus exceptions permitted by the Sarbanes-Oxley Act of 2002), and not to engage the independent auditors to provide any non-audit services prohibited by law or regulation. For administrative convenience, the audit committee may delegate pre-approval authority to audit committee members who are also independent members of the Board of Directors, but any decision by such a member on pre-approval must be reported to the full audit committee at its next regularly scheduled meeting.
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
      The Company has one class of voting securities outstanding: Common Stock, $0.01 par value, of which 20,273,333 shares were issued and outstanding as of the close of business on the Record Date. Each share of our Common Stock is entitled to one vote on all matters put to a vote of stockholders.
      The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of the Company’s Common Stock by (i) all persons known by us to be the owner (or deemed to be the owner pursuant to the rules and regulations of the SEC), of record or beneficially, of more than 5% of the Company’s outstanding common stock, (ii) each of the directors and nominees for election to the Board of Directors, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group, in each case based upon beneficial ownership reporting of our common stock as of such date. Except as otherwise indicated, the address of each stockholder is 5700 Wilshire Boulevard, Suite 350, Los Angeles, California 90036, and each stockholder has sole voting and investment power with respect to the shares beneficially owned.

	Shares Beneficially	Percent of
Name and Address of Beneficial Owner	Owned	Class

Lakes Entertainment, Inc.[1,2]	12,480,000	61.6%
Lyle Berman[2,3]	12,480,000	61.6%
Steven Lipscomb[7]	1,845,000	9.1%
Timothy J. Cope[2,4]	12,484,000	61.6%
Peter Hughes	799	*
Robyn Moder[5]	251,666	1.2%
W. Todd Steele[5]	33,333	*
Michael Beindorff[5]	4,000	*
Bradley Berman[6]	14,000	*
Joseph S. Carson, Jr.[5]	4,000	*
Ray M. Moberg[5]	4,000	*
Glenn Padnick[5]	4,000	*
Mimi Rogers[5]	4,000	*
All Directors and Officers as a group (12 people)	14,648,798	72.3%

*	Less than 1%

(1)	Lakes Entertainment, Inc. holds all shares through its wholly owned subsidiary, Lakes Poker Tour, LLC. These shares have been pledged to a lender, as described below.

(2)	Address is 130 Cheshire Lane, Minnetonka, MN 55305.

(3)	Includes 12,480,000 shares beneficially owned by Lakes Entertainment, Inc., a corporation for which Mr. Berman serves as Chairman of the Board and CEO. Mr. Berman disclaims beneficial ownership of these shares.

(4)	Includes 12,480,000 shares beneficially owned by Lakes Entertainment, Inc., a corporation for which Mr. Cope serves as President, Chief Financial Officer and Secretary. Mr. Cope disclaims beneficial ownership of these shares. Also, includes 4,000 options to purchase shares which are currently exercisable.

(5)	Consists of options to purchase shares which are currently exercisable.

(6)	Includes 10,000 shares and 4,000 options to purchase shares which are currently exercisable.

(7)	Includes 1,645,000 shares and 200,000 options to purchase shares which are currently exercisable.
Pledge of Shares by Lakes Entertainment, Inc.
      On February 16, 2006, Lakes Entertainment, Inc. (“Lakes”) announced that it had closed on a $50 million financing facility with PLKS Funding, LLC (the “Lender”), an affiliate of Prentice Capital Management, LP (“Prentice Capital”) pursuant to the terms and conditions of a Financing Agreement dated as of February 15, 2006 (the “Financing Agreement”) among Lakes, PLKS Funding, LLC and various subsidiaries of Lakes (the “Subsidiaries”) other than the Company. The financing facility is secured by substantially all of the material assets of Lakes and the Subsidiaries, including all of the shares of the Company held by Lakes Poker Tour, LLC, a wholly owned subsidiary of Lakes. The loan under the financing facility can be declared immediately due and payable upon the occurrence of an event of default that is not cured within any applicable cure period. In the event of a default by Lakes on the loan, the transfer of the shares of Company common stock subject to the pledge could result in a change of control of the Company.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
License Agreements with Lakes and Sklansky Games, LLC
      On May 17, 2004, we entered into a license agreement with Lakes, which holds a majority of our stock through its wholly owned subsidiary, Lakes Poker Tour, LLC. Under this agreement, Lakes obtained a license to utilize the World Poker Tour name and logo in connection with a casino table game that Lakes has developed using certain intellectual property rights of Sklansky Games, LLC. Under the terms of the agreement, we will be entitled to receive a specified minimum annual royalty payment or 10% of the gross revenue received by Lakes from its sale or lease of the game, whichever is greater. In addition to Lakes’ ownership, through Lakes Poker Tour, LLC, of a majority of our Common Stock, Lyle Berman, our Executive Chairman, and Brad Berman, Mr. Berman’s son and a director of the Company, own 28% and 44%, respectively, of the outstanding equity interests in Sklansky Games. The World Poker Tour No Limit Texas Hold ’Em casino game has been approved by certain gaming regulators and entered the casino marketplace in December 2005; however, the Company has not yet received royalty statements and payment.
Interests in PokerTek
      Until October 14, 2005, WPTE had an investment, consisting of a 15% equity interest (carried at its nominal cost basis) in and a loan receivable from PokerTek, a company that offers an electronic poker table called the PokerPro system that provides a fully automated poker room environment to tribal and commercial casinos and card clubs. On October 14, 2005, PokerTek announced its public offering of 2,000,000 shares of common stock at a price of $11 per share. Concurrent with the public offering, the Company’s ownership interest was diluted to 11.7% (1,080,000 shares), and PokerTek repaid WPTE the outstanding loan amount at its maturity value of $186,000. On January 20, 2006, the Company entered into an agreement to sell 630,000 shares of PokerTek’s common stock held by the Company, at a price per share of $9.03. The Company closed the transaction on February 28, 2006, and received net cash proceeds of approximately $5.7 million. As a result, the Company now has a 4.75% ownership interest in PokerTek.
      Lyle Berman, along with his son Bradley Berman, who is an employee of Lakes and sits on the Board of Directors of the Company, each made personal investments in PokerTek, and as of January 1, 2006 collectively own approximately 9% of PokerTek. In addition, Lyle Berman agreed to serve as Chairman of the Board of PokerTek and received 200,000 stock options in the company.
License Agreement with G-III Apparel Group, Ltd.
      Effective as of February 24, 2004, we entered into a non-exclusive license agreement with G-III Apparel Group Ltd. Morris Goldfarb, a Lakes director, is Co-Chairman of the Board and Chief Executive Officer of

G-III. Under the agreement, G-III licenses the World Poker Tour name, logo and trademark from us in connection with G-III’s production of certain types of apparel for distribution in authorized channels within the U.S., its territories and possessions and, in certain circumstances, Canada. As consideration for this non-exclusive license, G-III pays royalties and certain other fees to us.
SECTION 16(A) BENEFICIAL REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq National Market. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
      Based solely upon a review of the copies of such forms furnished to us, or written representations that no Form 5(s) were required, we believe that during fiscal 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were satisfied.
OTHER MATTERS
Proposals of Stockholders
      Any stockholder who desires to submit a proposal for action by the stockholders at the next Annual Meeting must submit such proposal in writing to W. Todd Steele, Chief Financial Officer and Secretary, WPT Enterprises, Inc., 5700 Wilshire Boulevard, Suite 350, Los Angeles, California 90036, by January 1, 2007 to have the proposal included in our proxy statement for the meeting. Due to the complexity of the respective rights of the stockholders and us in this area, any stockholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. We suggest that any such proposal be submitted by certified mail return receipt requested.
Discretionary Proxy Voting Authority/ Untimely Stockholder Proposals
      Rule 14a-4 promulgated under the Securities and Exchange Act of 1934 governs our use of its discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in our proxy statement. Rule 14a-4 provides that if a proponent of a proposal fails to notify the company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter.
      With respect to our 2007 Annual Meeting of stockholders, if we are not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in our proxy statement, by March 17, 2007, the management proxies will be allowed to use their discretionary authority as outlined above.
Solicitation
      The Company will bear the cost of preparing, assembling and mailing the proxy, proxy statement and other material that may be sent to the stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, our officers and regular employees may solicit proxies personally, by telephone, by telegram or by special letter.
Code of Ethics
      The Company’s Code of Business Conduct and Ethics is available on our website at www.worldpokertour.com under “The Company — Investor Relations — Corporate Governance”. Our Code

of Business Conduct and Ethics applies to all of our employees, including our CEO, Chief Financial Officer and Principal Accounting Officer, and to our directors. If our Board of Directors grant any waivers of, or amendments to, the Code of Business Conduct and Ethics to any of our directors or executive officers, the Company will disclose these matters through its website.
Other Matters
      The Board of Directors does not intend to present at the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

WPT ENTERPRISES, INC.

W. Todd Steele,
Chief Financial Officer and Secretary

APPENDIX A
AMENDED AND RESTATED
WPT ENTERPRISES, INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER
      This Amended and Restated Charter of the Audit Committee of the Board of Directors (the “Board”) of WPT Enterprises, Inc. (the “Corporation”), was adopted by the Audit Committee on March 15, 2006.
      I. Purpose. The primary function of the Audit Committee (the “Committee”) is to assist the Board in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to oversee the Corporation’s accounting and financial reporting process, disclosure controls and procedures, internal control over financial reporting system, and the audit of the Corporation’s financial statements.

•	Review and appraise the audit performed by the Corporation’s independent registered public accounting firm (the “Independent Accountants”), who report directly to the Committee.

•	Provide an open avenue of communication among the Independent Accountants, financial and senior management and the Board.
      The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.
      II. Composition. The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors (as defined by all applicable rules and regulations of the Securities and Exchange Commission (the “Commission”), NASDAQ and any other appropriate body), free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All Committee members shall have a working familiarity with basic finance and accounting practices, including being able to read and understand financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.
      The Committee shall have, as one of its members, an individual who qualifies as an “audit committee financial expert” in compliance with the criteria established by the Commission and other relevant regulations at the time the regulations require disclosure of the existence of an audit committee financial expert. The existence of such audit committee financial expert, including his or her name and whether or not he or she is independent, or the lack of an audit committee financial expert, shall be disclosed in the Corporation’s periodic filings as required by the Commission.
      Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.
      The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until the next annual organizational meeting of the Board or until their successors have been duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

      III. Meetings. The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually, or more frequently as circumstances dictate, with management and the Independent Accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or Independent Accountants to attend any meeting of the Committee or to meet with any members of, or consultants to, the Committee.
      IV. Responsibilities and Duties. To fulfill its responsibilities and duties, the Committee is expected to:

1. Provide an open avenue of communication between the Corporation, the Independent Accountants and the Board.

2. Review the Committee’s charter at least annually and recommend to the Board any necessary or desirable amendments as conditions may dictate.

3. Maintain sole authority and responsibility for hiring and firing the Independent Accountants, and maintain direct responsibility for the appointment, compensation and oversight of the Independent Accountants’ work (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Independent Accountants shall report directly to the Committee. The Corporation will provide appropriate funding for payment of compensation to the Independent Accountants for the purpose of rendering or issuing an audit report.

4. Assess the effectiveness of the Corporation’s internal control environment, and evaluate the need for an internal audit function; Discuss with management any significant deficiencies in internal controls that have been identified by the Chief Executive Officer or Chief Financial Officer which could adversely affect the Corporation’s ability to record, process, summarize or report financial data.

5. Confirm and assure the independence of the internal audit function and the Independent Accountants, including considering whether the Independent Accountant’s performance of permissible non-audit services and the compensation received for such services is compatible with the Independent Accountant’s independence. Discuss with the Independent Accountants the matters to be discussed under Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS Nos. 84 and 90. Ensure the receipt by the Committee of a formal written statement from the Independent Accountants delineating all relationships between the Independent Accountants and the Corporation, consistent with Independence Standards Board Standard 1. Engage in dialogue with the Independent Accountants with respect to any disclosed relationships or services that may affect the independence and objectivity of the Independent Accountants and take, or recommend that the Board take, appropriate actions to oversee the independence of the Independent Accountants.

6. Review and pre-approve the performance of all audit and non-audit accounting services to be performed by the Independent Accountants (other than with respect to de minima exceptions permitted by the Sarbanes-Oxley Act of 2002), to the extent such services are permitted under applicable rules and regulation. By action of the Committee, the authority to grant pre-approval may be delegated to one or more designated members of the Committee who are independent members of the Board, with any such pre-approval to be reported to the Committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed to investors in the Corporation’s periodic reports required by Section 13 of the Securities Exchange Act of 1934, as amended.

7. Inquire of management and the Independent Accountants about significant risks or exposures and assess the steps management has taken to minimize such risks to the Corporation.

8. Consider, in consultation with the Independent Accountants, the audit scope and plan of the Independent Accountants.

9. Consider and review with the Independent Accountants:

(a) The adequacy of the Corporation’s internal controls, including computerized information system controls and security.

(b) Any related significant findings and recommendations of the Independent Accountants together with management’s responses thereto.

(c) Review and discuss with management and the Independent Accountants significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles, any major issues as to the adequacy of the Corporation’s internal controls and any steps adopted in light of material control deficiencies.

10. Review prior to filing with the Commission or making any other distribution the following items with management and the Independent Accountants at the completion of the annual examination and recommend to the Board whether the audited financial statements should be included in the Annual Report on Form 10-K:

(a) The Corporation’s annual financial statements and related footnotes.

(b) The Independent Accountant’s audit of the financial statements and its report thereon.

(c) Any significant changes required in the Independent Accountant’s audit plan.

(d) Any serious difficulties or disputes with management encountered during the course of the audit.

(e) Other matters related to the conduct of the audit which are to be communicated to the Committee under SAS numbers 61 and 90.

11. Review with management, and if appropriate, with the Independent Accountants, prior to filing or other distribution, the interim financial results that are filed with the Commission or other regulators.

12. Review with management legal and regulatory matters that may have a material impact on the financial statements, related compliance policies of the Corporation, and programs and reports received from regulators.

13. Review the Corporation’s critical accounting policies and estimates, all alternative treatments of financial information within GAAP discussed between the Independent Accountants and management, and all other material written communications between the Independent Accountants and management.

14. Review the internal controls report prepared by management for insertion into the annual report and the Independent Accountant’s attestation on the assertions of management that are contained in the internal controls report.

15. Ensure there is a process for the confidential, anonymous submission by the Corporation’s employees of concerns regarding questionable accounting and auditing matters.

16. Ensure that procedures are established for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, auditing, and internal accounting controls.

17. Review and approve (with the concurrence of a majority of the disinterested members of the Board) any related party and affiliated party transactions.

18. Report Committee actions to the Board with such recommendations as the Committee may deem appropriate.

19. The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

20. The Committee has the authority to engage and determine funding for outside legal, accounting or other advisors and to obtain advice and assistance from such outside advisors as deemed appropriate to perform its duties and responsibilities. The Corporation will provide appropriate funding, as determined by the Committee, for payment of compensation to any advisor hired by the Committee.

21. The Committee will perform such other functions as assigned by law, the Corporation’s charter or bylaws or the Board.

WPT ENTERPRISES, INC.
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, May 31, 2006
10:00 a.m. P.D.T.
RENAISSANCE HOLLYWOOD HOTEL
1755 North Highland Avenue
Hollywood, California 90028

WPT Enterprises, Inc. 700 Wilshire Boulevard, Suite 350 Los Angeles, California 90036	proxy

This proxy is solicited on behalf of the Board of Directors.
The undersigned, a stockholder of WPT Enterprises, Inc., hereby appoints Steven Lipscomb and W. Todd Steele, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of Stockholders of WPT Enterprises, Inc. to be held at the Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028 on May 31, 2006 at 10:00 a.m. P.D.T., and at any and all adjournments thereof, as specified below on the matters referred to and in their discretion upon any other matters brought before the meeting, with all the powers which the undersigned would possess if personally present.
The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting of Stockholders.
When properly executed, this proxy will be voted on the proposals set forth herein as directed by the stockholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director, FOR the approval of the amendment to our 2004 Stock Incentive Plan and FOR the approval of the appointment of the independent registered public accounting firm.
See reverse for voting instructions.

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The Board of Directors of the Company Recommends a Vote FOR All Nominees.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

1.	Election of directors:	01 Lyle Berman 02 Steven Lipscomb 03 Michael Beindorff 04 Bradley Berman 05 Joseph S. Carson, Jr.	06 Timothy J. Cope 07 Ray M. Moberg 08 Glenn Padnick 09 Mimi Rogers	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	The approval of an amendment to our 2004 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder from 3,120,000 shares to 4,200,000 shares.	☐	For	☐	Against	☐	Abstain

3.	Approval of the appointment of Piercy, Bowler, Taylor & Kern as our independent registered public accounting firm for the 2006 fiscal year.	☐	For	☐	Against	☐	Abstain

4.	Upon such other business as may properly come before the meeting or any adjournments thereof.

Address Change? Mark Box and indicate changes below: ☐

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-
trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.